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                                                                      Exhibit 15

To the Board of Directors of
StanCorp Financial Group, Inc.
Portland, Oregon

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of StanCorp Financial Group, Inc. and subsidiaries for the periods ended March 31, 2001 and 2000, as indicated in our report dated April 20, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, is incorporated by reference in Registration Statement Nos. 333-78379 and 333-35484 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Portland, Oregon
April 20, 2001